Exhibit 99.1

Contact:
Matt Eichmann
740-549-6067
matt.eichmann@greif.com
Greif Reports First Quarter 2021 Results
DELAWARE, Ohio (February 24, 2021) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced first quarter 2021 results.
First Quarter Financial Highlights include (all results compared to the first quarter of 2020 unless otherwise noted):
•Net income of $23.4 million or $0.40 per diluted Class A share decreased compared to net income of $32.3 million or $0.55 per diluted Class A share. Net income, excluding the impact of adjustments(1), of $35.9 million or $0.61 per diluted Class A share decreased compared to net income, excluding the impact of adjustments, of $37.9 million or $0.64 per diluted Class A share. Adjusted EBITDA(2) decreased by $8.9 million to $138.5 million.
•Net cash provided by operating activities decreased by $8.0 million to a source of $11.5 million. Adjusted free cash flow(3) increased by $1.8 million to a use of $11.5 million.
•Total debt decreased by $268.7 million to $2,539.4 million. Net debt(4) decreased by $279.3 million to $2,438.0 million.
Strategic Actions and Announcements
•The Company has made changes to the Rigid Industrial Packaging & Services ("RIPS") and Flexible Products & Services ("FPS") operational and financial management practices and procedures and combined the two segments under a single global leadership team. These changes were made to enhance cross-selling and service offerings to customers within similar markets and enhance Greif Business System effectiveness. As a result of these changes, during the first quarter of 2021, the RIPS segment and the FPS segment have been combined into a single reportable segment known as Global Industrial Packaging. Prior to close of business on February 24, 2021 the Company filed a Current Report on Form 8-K with the SEC to furnish certain historical GAAP and non-GAAP financial information in a revised presentation aligned with the Company's new reportable segment structure described above.
•Awarded an A- Leadership ranking for the third consecutive year by CDP as part of their annual climate change assessment and named to CDP’s 2020 Supplier Engagement Leaderboard, placing Greif in the top 7% of suppliers assessed. Also recognized as one of America's most responsible companies for the second consecutive year by Newsweek.
Pete Watson, Greif’s President and Chief Executive Officer, commented:
“Greif delivered solid first quarter results despite continued challenging circumstances due to the pandemic. Volumes grew across most of our packaging substrates as many of our key end markets improved and were particularly robust in our corrugated business. In response to strong demand for our products and cost inflation experienced in our key raw materials and transportation services, we are actively implementing price increases across our broad global product portfolio.

Looking ahead, Greif is well positioned to benefit as the world recovers from the pandemic. We remain laser focused on managing those areas within our control to drive value creation.”

(1)    Adjustments that are excluded from net income before adjustments and from earnings per diluted Class A share before adjustments are restructuring charges, acquisition and integration related costs, non-cash asset impairment charges, non-cash pension settlement charges (income), incremental COVID-19 costs, net and loss (gain) on disposal of properties, plants, equipment and businesses, net.

(2)     Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus acquisition and integration related costs, plus non-cash asset impairment charges, plus non-cash pension settlement charges (income), plus incremental COVID-19 costs, net, plus loss (gain) on disposal of properties, plants, equipment and businesses, net.
(3)    Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for incremental COVID-19 costs, net, plus cash paid for acquisition and integration related Enterprise Resource Planning (ERP) systems.
(4)    Net debt is defined as total debt less cash and cash equivalents.

Note: A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release. These non-GAAP financial measures are intended to supplement and should be read together with our financial results. They should not be considered an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of this financial information should not place undue reliance on these non-GAAP financial measures.

Customer Service
The Company's consolidated CSI(5) score was 92.1 during the fiscal first quarter 2021 and 92.6 on a trailing four quarter basis. Our long term objective is for each business segment to achieve a CSI score of 95.0 or greater.

CSI for the Global Industrial Packaging segment was 94.7, which was roughly flat to the prior year quarter. CSI for the Paper Packaging & Services segment was 88.8, which was roughly 4% lower compared to the prior year quarter as a result of strong product demand that impacted customer delivery timing.
Liquidity and Balance Sheet
As of January 31, 2021, the Company had $420.9 million of available borrowing capacity(6) under its $800.0 million revolving credit facility. During the quarter the Company entered into a delayed draw term loan with the intent to utilize the proceeds to pay down the Company's Euro 200 million 7.375% senior notes at maturity in July of 2021. Based on the provisions of the applicable loan documents and a series of forward interest rate swaps entered into by the Company, if this term loan was drawn down today, the interest rate would be approximately 2.5% per annum. Other than the Euro 200 million senior notes, the Company has no other sizable debt maturities due until 2024.
Segment Results (all results compared to the first quarter of 2020 unless otherwise noted)
Net sales are impacted mainly by the volume of primary products(7) sold, selling prices, product mix and the impact of changes in foreign currencies against the U.S. Dollar. The table below shows the percentage impact of each of these items on net sales for our primary products for the first quarter of 2021 as compared to the prior year quarter for the business segments with manufacturing operations.

Net Sales Impact - Primary Products	Global Industrial Packaging	Paper Packaging & Services
	%	%
Currency Translation	1.1%	—%
Volume	2.4%	12.6%
Selling Prices and Product Mix	1.1%	2.2%
Total Impact of Primary Products	4.6%	14.8%

Global Industrial Packaging
Net sales increased by $27.6 million to $659.3 million. Net sales excluding foreign currency translation increased by $18.9 million primarily due to higher volumes and higher average sale prices partly driven by contractual price adjustment mechanisms related to raw material price increases.

Gross profit increased by $10.2 million to $130.3 million. The increase in gross profit was primarily due to the same factors that impacted net sales, partially offset by higher transportation expenses.

Operating profit increased by $9.2 million to $54.0 million. Adjusted EBITDA increased by $12.9 million to $79.5 million primarily due to the same factors that impacted gross profit.

Paper Packaging & Services
Net sales increased by $7.2 million to $480.9 million primarily due to higher published containerboard prices and higher volumes. Net sales for the first quarter 2020 included $53.0 million of net sales attributable to the divested Consumer Packaging Group business, which was sold on April 1, 2020.

Gross profit decreased by $20.5 million to $79.6 million. The decrease in gross profit was primarily due to higher old corrugated container and other raw material input costs and higher transportation expenses.

Operating profit decreased by $18.2 million to $14.3 million. Adjusted EBITDA decreased by $21.8 million to $56.1 million primarily due to the same factors that impacted gross profit.

Land Management
Net sales decreased by $0.7 million to $6.3 million.

Operating profit decreased by $0.2 million to $1.7 million. Adjusted EBITDA remained flat at $2.9 million.
Tax Summary
During the first quarter, the Company recorded an income tax rate of 16.8 percent. The Company’s tax rate excluding the impact of adjustments was 19.7 percent. The application of FIN 18 frequently causes fluctuations in our quarterly effective tax rates.

Dividend Summary
On February 23, 2021, the Board of Directors declared quarterly cash dividends of $0.44 per share of Class A Common Stock and $0.66 per share of Class B Common Stock. Dividends are payable on April 1, 2021, to stockholders of record at the close of business on March 19, 2021.
Company Outlook
The Company is utilizing quarterly outlook given the continued market unpredictability caused by the COVID-19 pandemic.

Second Quarter 2021 Outlook
Class A earnings per share before adjustments	$0.96 - $1.06

Note: Fiscal second quarter 2021 Class A earnings per share guidance on a GAAP basis is not provided in this release due to the potential for one or more of the following, the timing and magnitude of which we are unable to reliably forecast: gains or losses on the disposal of businesses, timberland or properties, plants and equipment, net; non-cash asset impairment charges due to unanticipated changes in the business; restructuring-related activities; non-cash incremental COVID-19 costs, net; non-cash pension settlement (income) charges; or acquisition and integration costs, and the income tax effects of these items and other income tax-related events. No reconciliation of the fiscal second quarter 2021 Class A earnings per share before adjustments guidance, a non-GAAP financial measure which excludes gains and losses on the disposal of businesses, timberland and properties, plants and equipment, non-cash pension settlement (income) charges, acquisition and integration costs, incremental COVID-19 costs, net, restructuring and impairment charges, is included in this release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information, together with some of the excluded information not being ascertainable or accessible, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

(5)    Customer satisfaction index (CSI) tracks a variety of internal metrics designed to enhance the customer experience in dealing with Greif.
(6)    Available borrowing capacity is determined by the lesser of the available capacity on the Company's secured revolving credit facility or the amount which could be borrowed without causing the Company's leverage ratio to exceed 4.5.
(7)    Primary products are manufactured steel, plastic and fibre drums; new and reconditioned intermediate bulk containers; 1&2 loop and 4 loop flexible intermediate bulk containers; linerboard containerboard, corrugated sheets and corrugated containers, and boxboard and tube and core products.

Conference Call
The Company will host a conference call to discuss the first quarter of 2021 results on February 25, 2021, at 8:30 a.m. Eastern Time (ET). Participants may access the call using the following online registration link: http://www.directeventreg.com/registration/event/3884044. Registrants will receive a confirmation email containing dial in details and a unique conference call code for entry. Phone lines will open at 8:00 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at http://investor.greif.com by clicking on the Events and Presentations tab and searching under the events calendar. A replay of the conference call will be available on the Company’s website approximately two hours following the call.

About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: in industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020. The Company undertakes no obligation to update or revise any forward-looking statements.
Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) historically, our business has been sensitive to changes in general economic or business conditions, (ii) our global operations subject us to currency exchange and political risks that could adversely affect our results of operations, (iii) the COVID-19 pandemic could continue to impact any combination of our business, financial condition, results of operations and cash flows, (iv) the current and future challenging global economy and disruption and volatility of the financial and credit markets may adversely affect our business, (v) the continuing consolidation of our customer base and suppliers may intensify pricing pressure, (vi) we operate in highly competitive industries, (vii) our business is sensitive to changes in industry demands and customer preferences, (viii) raw material, energy and transportation price fluctuations and shortages may adversely impact our manufacturing operations and costs, (ix) the frequency and volume of our timber and timberland sales will impact our financial performance, (x) we may not successfully implement our business strategies, including achieving our growth objectives, (xi) we may encounter difficulties or liabilities arising from acquisitions or divestitures, (xii) the acquisition of Caraustar Industries, Inc. and its subsidiaries subjects us to various risks and uncertainties, (xiii) we may incur additional restructuring costs and there is no guarantee that our efforts to reduce costs will be successful, (xiv) several operations are conducted by joint ventures that we cannot operate solely for our benefit, (xv) certain of the agreements that govern our joint ventures provide our partners with put or call options, (xvi) our ability to attract, develop and retain talented and qualified employees, managers and executives is critical to our success, (xvii) our business may be adversely impacted by work stoppages and other labor relations matters, (xviii) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage and general insurance premium and deductible increases, (xix) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems, (xx) a security breach of customer, employee, supplier or company information may have a material adverse effect on our business, financial condition, results of operations and cash flows, (xxi) changes in U.S. generally accepted accounting principles (GAAP) and SEC rules and regulations concerning the maintenance of effective internal controls could materially impact our reported financial results, (xxii) we could be subject to changes in our tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities, (xxiii) full realization of our deferred tax assets may be affected by a number of factors, (xxiv) our level of indebtedness could adversely affect our liquidity, limit our flexibility in responding to business opportunities, and increase our vulnerability to adverse changes in economic and industry conditions, (xxv) we have a significant amount of goodwill and long-lived assets which, if impaired in the future, would adversely impact our results of operations, (xxvi) our pension and postretirement plans are underfunded and will require future cash contributions and our required future cash contributions could be higher than we expect, each of which could have a material adverse effect on our financial condition and liquidity, (xxvii) legislation/regulation related to environmental and health and safety matters and corporate social responsibility could negatively impact our operations and financial performance, (xxviii) product liability claims and other legal proceedings could adversely affect our operations and financial performance, (xxix) we may incur fines or penalties, damage to our reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws, (xxx) changing climate, climate change regulations and greenhouse gas effects may adversely affect our operations and financial performance. The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those forecasted, projected or anticipated, see “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	Three months ended January 31,
(in millions, except per share amounts)	2021	2020
Net sales	$1,146.5	$1,112.4
Cost of products sold	934.3	889.8
Gross profit	212.2	222.6
Selling, general and administrative expenses	134.3	135.4
Restructuring charges	3.1	3.3
Acquisition and integration related costs	2.0	5.1
Non-cash asset impairment charges	1.3	0.1
Loss (gain) on disposal of properties, plants and equipment, net	1.6	(0.5)
Gain on disposal of businesses, net	(0.1)	—
Operating profit	70.0	79.2
Interest expense, net	25.2	30.7
Non-cash pension settlement charges (income)	8.5	(0.1)
Other expense, net	—	1.3
Income before income tax expense and equity earnings of unconsolidated affiliates, net	36.3	47.3
Income tax expense	6.1	11.4
Equity earnings of unconsolidated affiliates, net of tax	(0.7)	(0.2)
Net income	30.9	36.1
Net income attributable to noncontrolling interests	(7.5)	(3.8)
Net income attributable to Greif, Inc.	$23.4	$32.3
Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.40	$0.55
Class B common stock	$0.59	$0.81
Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.40	$0.55
Class B common stock	$0.59	$0.81
Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.5	26.3
Class B common stock	22.0	22.0
Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.5	26.4
Class B common stock	22.0	22.0

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in millions)	January 31, 2021	October 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$101.4	$105.9
Trade accounts receivable	679.7	636.6
Inventories	335.7	293.6
Assets held by special purpose entities	—	50.9
Other current assets	229.5	215.8
	1,346.3	1,302.8
LONG-TERM ASSETS
Goodwill	1,530.4	1,518.4
Intangible assets	700.1	715.3
Operating lease assets	299.8	307.5
Other long-term assets	175.1	140.0
	2,705.4	2,681.2
PROPERTIES, PLANTS AND EQUIPMENT	1,514.9	1,526.9
	$5,566.6	$5,510.9
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$468.0	$450.7
Short-term borrowings	46.2	28.4
Current portion of long-term debt	133.6	123.1
Current portion of operating lease liabilities	51.8	52.3
Current portion of liabilities held by special purpose entities	—	43.3
Other current liabilities	290.9	302.3
	990.5	1,000.1
LONG-TERM LIABILITIES
Long-term debt	2,359.6	2,335.5
Operating lease liabilities	250.5	257.7
Other long-term liabilities	684.2	696.9
	3,294.3	3,290.1
REDEEMABLE NONCONTROLLING INTERESTS	19.2	20.0
EQUITY
Total Greif, Inc. equity	1,205.3	1,152.2
Noncontrolling interests	57.3	48.5
	1,262.6	1,200.7
	$5,566.6	$5,510.9

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three months ended January 31,
(in millions)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30.9	$36.1
Depreciation, depletion and amortization	59.3	61.3
Asset impairments	1.3	0.1
Pension settlement charges (income)	8.5	(0.1)
Other non-cash adjustments to net income	15.9	7.6
Operating working capital changes	(52.6)	(27.7)
Decrease in cash from changes in other assets and liabilities	(51.8)	(57.8)
Net cash provided by operating activities	11.5	19.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of properties, plants and equipment	(27.4)	(37.5)
Purchases of and investments in timber properties	(1.0)	(1.6)
Collections of receivables held in special purpose entities	50.9	—
Payments for issuance of loans receivable	(15.0)	—
Other	(3.3)	1.5
Net cash provided by (used in) investing activities	4.2	(37.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt, net	40.7	58.5
Dividends paid to Greif, Inc. shareholders	(25.9)	(25.9)
Payments for liabilities held in special purpose entities	(43.3)	—
Other	(1.5)	(0.8)
Net cash provided by (used in) financing activities	(30.0)	31.8
Effects of exchange rates on cash	9.8	(0.2)
Net (decrease) increase in cash and cash equivalents	(4.5)	13.5
Cash and cash equivalents, beginning of period	105.9	77.3
Cash and cash equivalents, end of period	$101.4	$90.8

GREIF, INC. AND SUBSIDIARY COMPANIES
FINANCIAL HIGHLIGHTS BY SEGMENT
UNAUDITED

	Three months ended January 31,
(in millions)	2021	2020
Net sales:
Global Industrial Packaging	$659.3	$631.7
Paper Packaging & Services	480.9	473.7
Land Management	6.3	7.0
Total net sales	$1,146.5	$1,112.4
Gross profit:
Global Industrial Packaging	$130.3	$120.1
Paper Packaging & Services	79.6	100.1
Land Management	2.3	2.4
Total gross profit	$212.2	$222.6
Operating profit:
Global Industrial Packaging	$54.0	$44.8
Paper Packaging & Services	14.3	32.5
Land Management	1.7	1.9
Total operating profit	$70.0	$79.2
EBITDA(8):
Global Industrial Packaging	$75.8	$63.6
Paper Packaging & Services	42.9	73.0
Land Management	2.8	2.9
Total EBITDA	$121.5	$139.5
Adjusted EBITDA(9):
Global Industrial Packaging	$79.5	$66.6
Paper Packaging & Services	56.1	77.9
Land Management	2.9	2.9
Total Adjusted EBITDA	$138.5	$147.4

(8) EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization. However, because the Company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of Consolidated EBITDA, is another method to achieve the same result. See the reconciliations in the table of Segment EBITDA.
(9) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus acquisition and integration related costs, plus non-cash impairment charges, plus non-cash pension settlement charges (income), plus incremental COVID-19 costs, net, plus loss (gain) on disposal of properties, plants, equipment and businesses, net.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED ADJUSTED EBITDA
UNAUDITED

	Three months ended January 31,
(in millions)	2021	2020
Net income	$30.9	$36.1
Plus: Interest expense, net	25.2	30.7
Plus: Income tax expense	6.1	11.4
Plus: Depreciation, depletion and amortization expense	59.3	61.3
EBITDA	$121.5	$139.5
Net income	$30.9	$36.1
Plus: Interest expense, net	25.2	30.7
Plus: Income tax expense	6.1	11.4
Plus: Non-cash pension settlement charges (income)	8.5	(0.1)
Plus: Other expense, net	—	1.3
Plus: Equity earnings of unconsolidated affiliates, net of tax	(0.7)	(0.2)
Operating profit	$70.0	$79.2
Less: Non-cash pension settlement charges (income)	8.5	(0.1)
Less: Other expense, net	—	1.3
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.7)	(0.2)
Plus: Depreciation, depletion and amortization expense	59.3	61.3
EBITDA	$121.5	$139.5
Plus: Restructuring charges	3.1	3.3
Plus: Acquisition and integration related costs	2.0	5.1
Plus: Non-cash asset impairment charges	1.3	0.1
Plus: Non-cash pension settlement charges (income)	8.5	(0.1)
Plus: Incremental COVID-19 costs, net (10)	0.6	—
Plus: Loss (gain) on disposal of properties, plants, equipment, and businesses, net	1.5	(0.5)
Adjusted EBITDA	$138.5	$147.4

(10) Incremental COVID-19 costs, net includes costs directly attributable to COVID-19 such as costs incurred for incremental cleaning and sanitation efforts and employee safety measures, offset by economic relief received from foreign governments.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT ADJUSTED EBITDA(11)
UNAUDITED

	Three months ended January 31,
(in millions)	2021	2020
Global Industrial Packaging
Operating profit	54.0	44.8
Less: Other (income) expense, net	(0.1)	2.5
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.7)	(0.2)
Plus: Depreciation and amortization expense	21.0	21.1
EBITDA	$75.8	$63.6
Plus: Restructuring charges	2.8	2.3
Plus: Non-cash asset impairment charges	1.3	0.1
Plus: Incremental COVID-19 costs, net	0.3	—
Plus: (Gain) loss on disposal of properties, plants, equipment, and businesses, net	(0.7)	0.6
Adjusted EBITDA	$79.5	$66.6
Paper Packaging & Services
Operating profit	14.3	32.5
Less: Non-cash pension settlement charges (income)	8.5	(0.1)
Less: Other expense (income), net	0.1	(1.2)
Plus: Depreciation and amortization expense	37.2	39.2
EBITDA	$42.9	$73.0
Plus: Restructuring charges	0.3	1.0
Plus: Acquisition and integration related costs	2.0	5.1
Plus: Non-cash pension settlement charges (income)	8.5	(0.1)
Plus: Incremental COVID-19 costs, net	0.3	—
Plus: Loss (gain) on disposal of properties, plants, equipment, and businesses, net	2.1	(1.1)
Adjusted EBITDA	$56.1	$77.9
Land Management
Operating profit	1.7	1.9
Plus: Depreciation, depletion and amortization expense	1.1	1.0
EBITDA	$2.8	$2.9
Plus: Loss on disposal of properties, plants, equipment, and businesses, net	0.1	—
Adjusted EBITDA	$2.9	$2.9
Consolidated EBITDA	$121.5	$139.5
Consolidated Adjusted EBITDA	$138.5	$147.4
(11) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus acquisition and integration related costs, plus non-cash impairment charges, plus non-cash pension settlement charges (income), plus incremental COVID-19 costs, net, plus loss (gain) on disposal of properties, plants, equipment and businesses, net. However, because the Company does not calculate net income by segment, this table calculates adjusted EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of consolidated adjusted EBITDA, is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
ADJUSTED FREE CASH FLOW(12)
UNAUDITED

	Three months ended January 31,
(in millions)	2021	2020
Net cash provided by operating activities	$11.5	$19.5
Cash paid for purchases of properties, plants and equipment	(27.4)	(37.5)
Free cash flow	$(15.9)	$(18.0)
Cash paid for acquisition and integration related costs	2.0	4.1
Cash paid for incremental COVID-19 costs, net	0.6	—
Cash paid for acquisition and integration related ERP systems	1.8	0.6
Adjusted free cash flow	$(11.5)	$(13.3)
(12)Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for incremental COVID-19 costs, net, plus cash paid for acquisition and integration related ERP systems.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME, CLASS A EARNINGS PER SHARE AND TAX RATE BEFORE ADJUSTMENTS
UNAUDITED

(in millions, except for per share amounts)	Income before Income Tax (Benefit) Expense and Equity Earnings of Unconsolidated Affiliates, net	Income Tax (Benefit) Expense	Equity Earnings	Non-Controlling Interest	Net Income (Loss) Attributable to Greif, Inc.	Diluted Class A Earnings Per Share	Tax Rate
Three months ended January 31, 2021	$36.3	$6.1	$(0.7)	$7.5	$23.4	$0.40	16.8%
Restructuring charges	3.1	0.8	—	—	2.3	0.04
Acquisition and integration related costs	2.0	0.5	—	—	1.5	0.03
Non-cash asset impairment charges	1.3	0.4	—	—	0.9	0.02
Non-cash pension settlement charges	8.5	2.1	—	—	6.4	0.09
Incremental COVID-19 costs, net	0.6	0.1	—	0.1	0.4	0.01
Loss on disposal of properties, plants, equipment and businesses, net	1.5	0.5	—	—	1.0	0.02
Excluding Adjustments	$53.3	$10.5	$(0.7)	$7.6	$35.9	$0.61	19.7%

Three months ended January 31, 2020	$47.3	$11.4	$(0.2)	$3.8	$32.3	$0.55	24.1%
Restructuring charges	3.3	0.9	—	0.3	2.1	0.04
Acquisition and integration related costs	5.1	1.2	—	—	3.9	0.06
Non-cash asset impairment charges	0.1	—	—	—	0.1	—
Non-cash pension settlement income	(0.1)	—	—	—	(0.1)	—
Gain on disposal of properties, plants, equipment and businesses, net	(0.5)	(0.1)	—	—	(0.4)	(0.01)
Excluding Adjustments	$55.2	$13.4	$(0.2)	$4.1	$37.9	$0.64	24.3%

The impact of income tax expense and non-controlling interest on each adjustment is calculated based on tax rates and ownership percentages specific to each applicable entity.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET SALES TO NET SALES EXCLUDING THE IMPACT OF
CURRENCY TRANSLATION
UNAUDITED

	Three months ended January 31,
(in millions)	2021	2020	Increase (Decrease) in Net Sales ($)	Increase (Decrease) in Net Sales (%)
Consolidated
Net Sales	$1,146.5	$1,112.4	$34.1	3.1%
Currency Translation	(8.8)	N/A
Net Sales Excluding the Impact of Currency Translation	$1,137.7	$1,112.4	$25.3	2.3%
Global Industrial Packaging
Net Sales	$659.3	$631.7	$27.6	4.4%
Currency Translation	(8.7)	N/A
Net Sales Excluding the Impact of Currency Translation	$650.6	$631.7	$18.9	3.0%
Paper Packaging & Services
Net Sales	$480.9	$473.7	$7.2	1.5%
Currency Translation	(0.1)	N/A
Net Sales Excluding the Impact of Currency Translation	$480.8	$473.7	$7.1	1.5%

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET DEBT
UNAUDITED

(in millions)	January 31, 2021	January 31, 2020
Total Debt	$2,539.4	$2,808.1
Cash and cash equivalents	(101.4)	(90.8)
Net Debt	$2,438.0	$2,717.3